Exhibit 99.1
CONSOLIDATED FINANCIAL STATEMENTS OF DOTDASH MEREDITH, INC.

Index
Consolidated Financial Statements
DOTDASH MEREDITH, INC.
CONSOLIDATED BALANCE SHEET
(Unaudited)

	June 30, 2023	December 31, 2022
	(In thousands, except share data)
ASSETS
Cash and cash equivalents	$259,395	$123,866
Accounts receivable, net	320,931	367,512
Other current assets	114,668	166,470
Total current assets	694,994	657,848

Leasehold improvements, equipment, land, capitalized software and buildings, net	155,502	209,818
Goodwill	1,499,873	1,499,873
Intangible assets, net of accumulated amortization	796,108	895,242
Other non-current assets	335,965	430,657
TOTAL ASSETS	$3,482,442	$3,693,438

LIABILITIES AND SHAREHOLDER'S EQUITY
LIABILITIES:
Current portion of long-term debt	$30,000	$30,000
Accounts payable, trade	38,515	48,702
Deferred revenue	20,206	26,709
Accrued expenses and other current liabilities	334,837	426,184
Total current liabilities	423,558	531,595

Long-term debt, net	1,510,796	1,524,475
Deferred income taxes	28,263	77,596
Other long-term liabilities	444,837	484,226

Commitments and contingencies

SHAREHOLDER'S EQUITY:
Common Stock, $0.01 par value per share; authorized 1,000 shares; 1,000 shares issued and outstanding	—	—
Additional paid-in capital	1,657,123	1,518,722
Accumulated deficit	(573,850)	(430,914)
Accumulated other comprehensive loss	(8,285)	(12,262)
Total shareholder's equity	1,074,988	1,075,546
TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY	$3,482,442	$3,693,438

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

DOTDASH MEREDITH, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(In thousands)
Revenue	$413,998	$489,524	$801,580	$989,995
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	166,485	208,800	334,888	437,107
Selling and marketing expense	111,793	150,533	223,582	316,502
General and administrative expense	54,624	63,287	158,049	135,366
Product development expense	32,574	32,847	64,747	62,089
Depreciation	16,868	12,898	50,234	26,163
Amortization of intangibles	49,474	48,666	99,134	96,520
Total operating costs and expenses	431,818	517,031	930,634	1,073,747
Operating loss	(17,820)	(27,507)	(129,054)	(83,752)
Interest expense	(34,042)	(18,490)	(67,185)	(35,380)
Other income (expense), net	4,197	(41,790)	5,739	(77,328)
Loss before income taxes	(47,665)	(87,787)	(190,500)	(196,460)
Income tax benefit	11,895	22,324	47,564	47,848
Net loss	$(35,770)	$(65,463)	$(142,936)	$(148,612)

Stock-based compensation expense by function:
Cost of revenue	$499	$—	$499	$—
Selling and marketing expense	543	380	840	480
General and administrative expense	3,932	3,178	7,349	6,799
Product development expense	596	1,552	1,973	2,103
Total stock-based compensation expense	$5,570	$5,110	$10,661	$9,382

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

DOTDASH MEREDITH, INC.
CONSOLIDATED STATEMENT OF COMPREHENSIVE OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(In thousands)
Net loss	$(35,770)	$(65,463)	$(142,936)	$(148,612)
Other comprehensive income (loss):
Change in foreign currency translation adjustment	387	(11,230)	625	(14,177)
Change in net unrealized gains on interest rate swaps	5,639	—	3,352	—
Total other comprehensive income (loss), net of income taxes	6,026	(11,230)	3,977	(14,177)
Comprehensive loss	$(29,744)	$(76,693)	$(138,959)	$(162,789)

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

DOTDASH MEREDITH, INC.
CONSOLIDATED STATEMENT OF SHAREHOLDER'S EQUITY
Three and six months ended June 30, 2023
(Unaudited)

	Common Stock, $0.01 par value		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Shareholder's Equity
	$	Shares
	(In thousands, except share count)
Balance at March 31, 2023	$—	1,000	$1,657,024	$(538,080)	$(14,311)	$1,104,633
Net loss	—	—	—	(35,770)	—	(35,770)
Other comprehensive income	—	—	—	—	6,026	6,026
Stock-based compensation expense	—	—	5,570	—	—	5,570
Contributions from IAC	—	—	145,000	—	—	145,000
Distributions to IAC	—	—	(150,000)	—	—	(150,000)
Reimbursement to IAC for settlement of subsidiary denominated equity awards	—	—	(471)	—	—	(471)
Balance at June 30, 2023	$—	1,000	$1,657,123	$(573,850)	$(8,285)	$1,074,988

	Common Stock, $0.01 par value		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Shareholder's Equity
	$	Shares
	(In thousands, except share count)
Balance at December 31, 2022	$—	1,000	$1,518,722	$(430,914)	$(12,262)	$1,075,546
Net loss	—	—	—	(142,936)	—	(142,936)
Other comprehensive income	—	—	—	—	3,977	3,977
Stock-based compensation expense	—	—	10,661	—	—	10,661
Contributions from IAC	—	—	280,000	—	—	280,000
Distributions to IAC	—	—	(150,000)	—	—	(150,000)
Reimbursement to IAC for settlement of subsidiary denominated equity awards	—	—	(2,260)	—	—	(2,260)
Balance at June 30, 2023	$—	1,000	$1,657,123	$(573,850)	$(8,285)	$1,074,988

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

DOTDASH MEREDITH, INC.
CONSOLIDATED STATEMENT OF SHAREHOLDER'S EQUITY
Three and six months ended June 30, 2022
(Unaudited)

	Common Stock, $0.01 par value		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Shareholder's Equity
	$	Shares
	(In thousands, except share count)
Balance at March 31, 2022	$—	1,000	$1,498,448	$(146,514)	$(1,295)	$1,350,639
Net loss	—	—	—	(65,463)	—	(65,463)
Other comprehensive loss	—	—	—	—	(11,230)	(11,230)
Stock-based compensation expense	—	—	5,110	—	—	5,110
Reimbursement to IAC for settlement of subsidiary denominated equity awards	—	—	(2,338)	—	—	(2,338)
Balance at June 30, 2022	$—	1,000	$1,501,220	$(211,977)	$(12,525)	$1,276,718

	Common Stock, $0.01 par value		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Shareholder's Equity
	$	Shares
	(In thousands, except share count)
Balance at December 31, 2021	$—	1,000	$1,494,176	$(63,365)	$1,652	$1,432,463
Net loss	—	—	—	(148,612)	—	(148,612)
Other comprehensive loss	—	—	—	—	(14,177)	(14,177)
Stock-based compensation expense	—	—	9,382	—	—	9,382
Reimbursement to IAC for settlement of subsidiary denominated equity awards	—	—	(2,338)	—	—	(2,338)
Balance at June 30, 2022	$—	1,000	$1,501,220	$(211,977)	$(12,525)	$1,276,718

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

DOTDASH MEREDITH, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
	2023	2022
	(In thousands)
Cash flows from operating activities:
Net loss	$(142,936)	$(148,612)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of intangibles	99,134	96,520
Non-cash lease expense (including right-of-use asset impairments)	63,185	18,050
Depreciation	50,234	26,163
Deferred income taxes	(49,896)	(49,431)
Stock-based compensation	10,661	9,382
Provision for credit losses	1,528	3,600
Pension and postretirement benefit expense	636	79,080
Other adjustments, net	151	2,483
Changes in assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable	44,733	55,276
Other assets	31,632	8,601
Operating lease liabilities	(24,777)	(18,983)
Accounts payable and other liabilities	(81,241)	(82,808)
Income taxes payable and receivable	(30,731)	(1,781)
Deferred revenue	(6,391)	(470)
Net cash used in operating activities	(34,078)	(2,930)
Cash flows from investing activities:
Capital expenditures	(3,900)	(5,949)
Net proceeds from the sales of assets	28,614	—
Decrease in notes receivable	13,998	19,111
Proceeds from life insurance claims	10,051	2,766
Proceeds from the sale of a business	2,100	25,618
Other, net	1,000	—
Net cash provided by investing activities	51,863	41,546
Cash flows from financing activities:
Contributions from IAC	280,000	—
Distributions to IAC	(150,000)	—
Principal payments on Dotdash Meredith Term Loans	(15,000)	(15,000)
Refund pursuant to the tax sharing agreement	5,373	—
Reimbursement to IAC for the exercise of stock appreciation rights by Dotdash Meredith employees	(2,260)	(2,338)
Debt issuance costs	—	(785)
Other, net	(579)	—
Net cash provided by (used in) financing activities	117,534	(18,123)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	625	(1,435)
Net increase in cash and cash equivalents and restricted cash	135,944	19,058
Cash and cash equivalents and restricted cash at beginning of period	130,507	234,620
Cash and cash equivalents and restricted cash at end of period	$266,451	$253,678

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 1—THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Nature of Operations
Dotdash Meredith is one of the largest digital and print publishers in America. From mobile to magazines, nearly 200 million people trust Dotdash Meredith to help them make decisions, take action and find inspiration. Dotdash Meredith's over 40 iconic brands include PEOPLE, Better Homes & Gardens, Verywell, FOOD & WINE, The Spruce, Allrecipes, Byrdie, REAL SIMPLE, Investopedia and Southern Living. Dotdash Meredith is a wholly-owned subsidiary of IAC Inc. ("IAC").
As used herein, the "Company," "we," "our" or "us" and similar terms refer to Dotdash Meredith and its subsidiaries (unless the context requires otherwise).
The Company has two operating segments: (i) Digital, which includes its digital, mobile and licensing operations; and (ii) Print, which includes its magazine subscription and newsstand operations.
Basis of Presentation
The Company prepares its consolidated financial statements (referred to herein as "financial statements") in accordance with United States ("U.S.") generally accepted accounting principles ("GAAP"). All intercompany transactions and balances between and among the entities comprising the Company have been eliminated.
For the purpose of the financial statements, income taxes have been computed for the Company on an as if standalone, separate tax return basis. See "Note 8—Income Taxes" for additional information.
The unaudited interim financial statements have been prepared in accordance with GAAP for interim financial information and with the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and notes required by GAAP for complete annual financial statements. In the opinion of management, the unaudited interim financial statements include all normal recurring adjustments considered necessary for a fair presentation. Interim results are not necessarily indicative of the results that may be expected for the full year. The unaudited interim financial statements should be read in conjunction with the annual audited financial statements of the Company and notes thereto for the year ended December 31, 2022.
Accounting Estimates
Management of the Company is required to make certain estimates, judgments and assumptions during the preparation of its financial statements in accordance with GAAP. These estimates, judgments and assumptions impact the reported amounts of assets, liabilities, revenue and expenses and the related disclosure of assets and liabilities. Actual results could differ from these estimates.
On an ongoing basis, the Company evaluates its estimates, judgments and assumptions, including those related to: the fair value of cash equivalents; the carrying value of accounts receivable, including the determination of the allowance for credit losses; the recoverability of right-of-use assets ("ROU assets"); the useful lives and recoverability of leasehold improvements, equipment, capitalized software and buildings and definite-lived intangible assets; the recoverability of goodwill and indefinite-lived intangible assets; the fair value of interest rate swaps; contingencies; unrecognized tax benefits; the valuation allowance for deferred income tax assets; pension and postretirement benefit expenses, including actuarial assumptions regarding discount rates, expected returns on plan assets, inflation and healthcare costs; and the fair value of and forfeiture rates for stock-based awards, among others. The Company bases its estimates, judgments and assumptions on historical experience, its forecasts and budgets and other factors that the Company considers relevant.

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)
Interest Rate Swaps
In March 2023, the Company entered into interest rate swaps for a total notional amount of $350 million, which synthetically converted a portion of the Term Loan B from floating rate to fixed rate to manage interest rate risk exposure beginning on April 3, 2023. The Company designated the interest rate swaps as cash flow hedges and applies hedge accounting to these contracts in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification 815, Derivatives and Hedging. As cash flow hedges, the interest rate swaps are recognized at fair value on the balance sheet as either assets or liabilities, with the changes in fair value recorded in "Accumulated other comprehensive loss" in the balance sheet and reclassified into “Interest expense” in the statement of operations in the periods in which the interest rate swaps affect earnings. The Company assessed hedge effectiveness at the time of entering into these agreements and determined these interest rate swaps are expected to be highly effective. The Company evaluates the hedge effectiveness of the interest rate swaps quarterly, or more frequently, if necessary, by verifying (i) that the critical terms of the interest rate swaps continue to match the critical terms of the hedged interest payments and (ii) that it is probable the counterparties will not default. If the two requirements are met, the interest rate swaps are determined to be effective and all changes in the fair value of the interest rate swaps are recorded in "Accumulated other comprehensive loss." The cash flows related to interest settlements of the hedged monthly interest payments are classified as operating activities in the statement of cash flows, consistent with the interest expense on the related Term Loan B. See "Note 4—Long-term Debt" for additional information.
General Revenue Recognition
The Company accounts for a contract with a customer when it has approval and commitment from all parties, the rights of the parties and payment terms are identified, the contract has commercial substance and collectability of consideration is probable. Revenue is recognized when control of the promised services or goods is transferred to the Company's customers and in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services or goods.

The Company's disaggregated revenue disclosures are presented in "Note 6 —Segment Information."
Deferred Revenue
Deferred revenue consists of payments that are received or are contractually due in advance of the Company's performance obligation. The Company’s deferred revenue is reported on a contract-by-contract basis at the end of each reporting period. The Company classifies deferred revenue as current when the remaining term or expected completion of its performance obligation is one year or less. The deferred revenue balances were $20.2 million at June 30, 2023 and $26.7 million at December 31, 2022 and was all current, except for less than $0.1 million in both periods that was non-current. During the six months ended June 30, 2023, the Company recognized $25.4 million of revenue that was included in the deferred revenue balance at December 31, 2022. During the six months ended June 30, 2022, the Company recognized $13.5 million of revenue that was included in the deferred revenue balance at December 31, 2021. The current and non-current deferred revenue balances were $23.4 million and $0.1 million, respectively, at December 31, 2021. Non-current deferred revenue is included in "Other long-term liabilities" in the balance sheet.
Practical Expedients and Exemptions
For contracts that have an original duration of one year or less, the Company uses the practical expedient available under FASB Accounting Standards Update ("ASU") No. 2014-09, Revenue from Contracts with Customers, applicable to such contracts and does not consider the time value of money.
In addition, as permitted under the practical expedient available under ASU 2014-09 the Company does not disclose the value of unsatisfied performance obligations for (i) contracts with an original expected length of one year or less, (ii) contracts with variable consideration that is tied to sales-based or usage-based royalties, allocated entirely to unsatisfied performance obligations, or to a wholly unsatisfied promise accounted for under the series guidance and (iii) contracts for which the Company recognizes revenue at the amount which it has the right to invoice for services performed.

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)
Recent Accounting Pronouncements
There are no recently issued accounting pronouncements that are expected to have a material effect on the results of operations, financial condition or cash flows of the Company.
Reclassifications
Certain prior year amounts have been reclassified to conform to the current year presentation.
NOTE 2—RESTRUCTURING CHARGES AND TRANSACTION-RELATED EXPENSES
Restructuring Charges
During the first half of 2023, the Company continued to incur costs related to a voluntary retirement program announced in the first quarter of 2022 and recorded adjustments to previously accrued amounts related to a reduction in force plan, for which the related expenses were accrued primarily in the fourth quarter of 2022.
During 2022, management committed to several actions to improve efficiencies and better align its cost structure following the acquisition of Meredith on December 1, 2021, which included: (i) the discontinuation of certain print publications and the shutdown of PeopleTV, for which the related expense was primarily reflected in the first quarter of 2022, (ii) the aforementioned voluntary retirement program, for which the related expense was primarily reflected in the first half of 2022, (iii) the consolidation of certain leased office space, for which the related expense was reflected in the third quarter of 2022 and (iv) the aforementioned reduction in force plan. These actions resulted in $80.2 million of restructuring charges incurred for the year ended December 31, 2022.
A summary of the costs incurred, payments and related accruals is presented below. The Company anticipates the estimated remaining costs associated with the 2022 restructuring events will be paid by December 31, 2023 from existing cash on hand.

		Six Months Ended June 30, 2023
	Accrued December 31, 2022	Charges Incurred	Reversal of Initial Cost	Payments	Accrued June 30, 2023	Cumulative Charges Incurred	Estimated Remaining Costs
	(In thousands)
Digital	$10,950	$1,291	$(954)	$(8,081)	$3,206	$39,562	$—
Print	12,055	983	(1,492)	(7,226)	4,320	32,923	58
Other (a)	4,389	620	(264)	(3,077)	1,668	7,937	58
Total	$27,394	$2,894	$(2,710)	$(18,384)	$9,194	$80,422	$116
_____________________
(a) Other comprises unallocated corporate expenses, which are corporate overhead expenses not attributable to the Digital or Print segments.

	Six Months Ended June 30, 2022
	Charges Incurred	Payments	Non-cash (b)	Accrued June 30, 2022
	(In thousands)
Digital	$7,181	$(2,972)	$—	$4,209
Print	24,360	(10,457)	(425)	13,478
Other (a)	4,548	(780)	—	3,768
Total	$36,089	$(14,209)	$(425)	$21,455
_____________________
(b) Includes $0.4 million related to the write-off of inventory.

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)
The costs are allocated as follows in the statement of operations:

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(In thousands)
Cost of revenue	$142	$4,419	$699	$16,601
Selling and marketing expense	321	4,016	(541)	9,615
General and administrative expense	(180)	4,545	63	8,858
Product development expense	(58)	672	(37)	1,015
Total	$225	$13,652	$184	$36,089
Transaction-Related Expenses
The Company incurred transaction-related expenses in connection with the acquisition of Meredith of $1.2 million and $5.2 million for the three and six months ended June 30, 2022, respectively.
NOTE 3—FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS
The Company categorizes its financial instruments measured at fair value into a fair value hierarchy that prioritizes the inputs used in pricing the asset or liability. The three levels of the fair value hierarchy are:
•Level 1: Observable inputs obtained from independent sources, such as quoted market prices for identical assets and liabilities in active markets.
•Level 2: Other inputs, which are observable directly or indirectly, such as quoted market prices for similar assets or liabilities in active markets, quoted market prices for identical or similar assets or liabilities in markets that are not active and inputs that are derived principally from or corroborated by observable market data. The fair values of the Company's Level 2 financial assets are primarily obtained from observable market prices for identical underlying securities that may not be actively traded. Certain of these securities may have different market prices from multiple market data sources, in which case an average market price is used.
•Level 3: Unobservable inputs for which there is little or no market data and require the Company to develop its own assumptions, based on the best information available in the circumstances, about the assumptions market participants would use in pricing the assets or liabilities.

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)
The following tables present the Company’s financial instruments that are measured at fair value on a recurring basis:

	June 30, 2023
	Quoted Market Prices for Identical Assets in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value Measurements
	(In thousands)
Assets:
Cash equivalents:
Money market funds	$227,149	$—	$—	$227,149
Time deposits	—	11,896	—	11,896
Other non-current assets:
Interest rate swaps (a)	—	4,389	—	4,389
Total	$227,149	$16,285	$—	$243,434
_____________________
(a) Interest rate swaps relate to the $350 million notional amount of the Company's Term Loan B and are included in "Other non-current assets" in the balance sheet. See "Note 1—The Company and Summary of Significant Accounting Policies" and "Note 4—Long-term Debt" for additional information. The fair value of interest rate swaps was determined using discounted cash flows derived from observable market prices, including swap curves, which are Level 2 inputs.

	December 31, 2022
	Quoted Market Prices for Identical Assets in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value Measurements
	(In thousands)
Assets:
Cash equivalents:
Money market funds	$43,000	$—	$—	$43,000
Time deposits	—	10,871	—	10,871
Total	$43,000	$10,871	$—	$53,871
Assets measured at fair value on a nonrecurring basis
The Company's non-financial assets, such as goodwill, intangible assets, ROU assets, leasehold improvements, equipment, capitalized software and buildings, are adjusted to fair value only when an impairment is recognized. Such fair value measurements are based predominantly on Level 3 inputs.
During the first quarter of 2023, the Company recorded impairment charges related to certain unoccupied leased office space due to the continued decline in the commercial real estate market; a $44.7 million impairment of an ROU asset and a $25.3 million impairment of leasehold improvements, furniture and equipment, which are included in "General and administrative expense" and "Depreciation," respectively, in the statement of operations. The impairment charges represent the amount by which the carrying value of the asset group exceeded its estimated fair value, calculated using a discounted cash flow approach using sublease market assumptions of the expected cash flows and discount rate. The impairment charges were allocated between the ROU assets and related leasehold improvements, furniture and equipment of the asset group based on their relative carrying values.
The excess of fair value over carrying value for a $126.0 million Digital indefinite-lived intangible asset is less than 20%, based upon the most recent estimate.

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)
Financial instruments measured at fair value only for disclosure purposes
The following table presents the carrying value and the fair value of financial instruments measured at fair value only for disclosure purposes:

	June 30, 2023		December 31, 2022
	Carrying Value	Fair Value	Carrying Value	Fair Value
	(In thousands)
Current portion of long-term debt	$(30,000)	$(27,769)	$(30,000)	$(26,700)
Long-term debt, net (a)	$(1,510,796)	$(1,398,453)	$(1,524,475)	$(1,339,213)
_____________________
(a) At June 30, 2023 and December 31, 2022, the carrying value of long-term debt, net includes unamortized original issue discount and debt issuance costs of $14.2 million and $15.5 million, respectively.

At June 30, 2023 and December 31, 2022, the fair value of long-term debt, including the current portion, is estimated using observable market prices or indices for similar liabilities, which are Level 2 inputs.
NOTE 4—LONG-TERM DEBT
Long-term debt consists of:

	June 30, 2023	December 31, 2022
	(In thousands)
Term Loan A due December 1, 2026	$323,750	$332,500
Term Loan B due December 1, 2028	1,231,250	1,237,500
Total long-term debt	1,555,000	1,570,000
Less: current portion of long-term debt	30,000	30,000
Less: original issue discount	4,890	5,310
Less: unamortized debt issuance costs	9,314	10,215
Total long-term debt, net	$1,510,796	$1,524,475
Term Loans and Revolving Facility
On December 1, 2021, the Company entered into a credit agreement ("Credit Agreement"), which provides for (i) the five-year $350 million Term Loan A, (ii) the seven-year $1.25 billion Term Loan B (and together with Term Loan A, the "Term Loans") and (iii) a five-year $150 million revolving credit facility ("Revolving Facility"). The Term Loan A bears interest at an adjusted term secured overnight financing rate ("Adjusted Term SOFR") as defined in the Credit Agreement plus an applicable margin depending on the Company's most recently reported consolidated net leverage ratio, as defined in the Credit Agreement. The adjustment to the secured overnight financing rate is fixed at 0.10% for the Term Loan A. The Term Loan B has a varying adjustment of 0.10%, 0.15% or 0.25% based upon the duration of the borrowing period. At June 30, 2023 and December 31, 2022, the Term Loan A bore interest at Adjusted Term SOFR plus 2.25%, or 7.24% and 5.91%, respectively, and the Term Loan B bore interest at Adjusted Term SOFR, subject to a minimum of 0.50%, plus 4.00%, or 9.26% and 8.22%, respectively. Interest payments are due at least quarterly through the terms of the Term Loans.
In March 2023, the Company entered into interest rate swaps on the Term Loan B for a total notional amount of $350 million with a maturity date of April 1, 2027. The interest rate swaps synthetically converted $350 million of the Term Loan B for the duration of the interest rate swaps to a fixed rate of approximately 7.92% ((i) the weighted average fixed interest rate of approximately 3.82% on the interest rate swaps plus (ii) the adjustment to the secured overnight financing rate of 0.10% plus (iii) the base rate of 4.00%), beginning on April 3, 2023.

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)
The interest rate swaps are expected to be highly effective. See "Note 5—Accumulated Other Comprehensive Loss" for the net unrealized gains recognized in "Accumulated other comprehensive loss" and realized gains reclassified into "Interest expense" for the three and six months ended June 30, 2023. At June 30, 2023, $5.1 million is expected to be reclassified into interest expense within the next twelve months as realized gains. The related asset of $4.4 million is included in "Other non-current assets" in the balance sheet at June 30, 2023.
The Term Loan A requires quarterly principal payments of approximately $4.4 million through December 31, 2024, $8.8 million through December 31, 2025 and approximately $13.1 million thereafter through maturity. The Term Loan B requires quarterly payments of $3.1 million through maturity. The Term Loan B may require additional annual principal payments as part of an excess cash flow sweep provision, the amount of which, in part, is governed by the applicable net leverage ratio. No such payment was required related to the period ended December 31, 2022.
There were no outstanding borrowings under the Revolving Facility at June 30, 2023 and December 31, 2022. The annual commitment fee on undrawn funds is based on the Company's consolidated net leverage ratio, as defined in the Credit Agreement, most recently reported and was 40 basis points at both June 30, 2023 and December 31, 2022. Any borrowings under the Revolving Facility would bear interest, at the Company's option, at either a base rate or Adjusted Term SOFR, plus an applicable margin, which is based on the Company's consolidated net leverage ratio.
As of the last day of any calendar quarter, if either (i) $1.00 or more of loans under the Revolving Facility or Term Loan A are outstanding, or (ii) the outstanding face amount of undrawn letters of credit, other than cash collateralized letters of credit at 102% of face value, exceeds $25 million, subject to certain increases for qualifying material acquisitions, then the Company will not permit the consolidated net leverage ratio, which permits netting of up to $250 million in cash and cash equivalents, as of the last day of such quarter to exceed 5.5 to 1.0. The Credit Agreement also contains covenants that would limit the Company’s ability to pay dividends, incur incremental secured indebtedness, or make distributions or certain investments in the event a default has occurred or if the Company’s consolidated net leverage ratio exceeds 4.0 to 1.0, subject to certain available amounts as defined in the Credit Agreement. This ratio was exceeded for both test periods ended June 30, 2023 and December 31, 2022. The Credit Agreement also permits IAC to, among other things, contribute cash to the Company, which will provide additional liquidity to ensure that the Company does not exceed certain consolidated net leverage ratios for any test period, as further defined in the Credit Agreement. In connection with these capital contributions, the Company may make distributions to IAC in amounts not more than any such capital contributions, provided that no default has occurred and is continuing. Such capital contributions and subsequent distributions impact the consolidated net leverage ratios of the Company. IAC contributed $145.0 million and $135.0 million to the Company in June 2023 and March 2023, respectively, which the Company subsequently distributed back to IAC $130.0 million, $15.0 million and $135.0 million in July, June and April 2023, respectively.
The obligations under the Credit Agreement are guaranteed by certain of the Company's wholly-owned subsidiaries and are secured by substantially all of the assets of the Company and certain of its subsidiaries.
NOTE 5—ACCUMULATED OTHER COMPREHENSIVE LOSS
The following tables present the components of accumulated other comprehensive loss:

	Three Months Ended June 30, 2023			Three Months Ended June 30, 2022
	Foreign Currency Translation Adjustment	Unrealized (Losses) Gains On Interest Rate Swaps	Accumulated Other Comprehensive Loss	Foreign Currency Translation Adjustment	Accumulated Other Comprehensive Loss
	(In thousands)
Balance at April 1	$(12,024)	$(2,287)	$(14,311)	$(1,295)	$(1,295)
Other comprehensive income (loss)	387	6,659	7,046	(11,230)	(11,230)
Amounts reclassified to earnings	—	(1,020)	(1,020)	—	—
Current period other comprehensive income (loss)	387	5,639	6,026	(11,230)	(11,230)
Balance at June 30	$(11,637)	$3,352	$(8,285)	$(12,525)	$(12,525)

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

	Six Months Ended June 30, 2023			Six Months Ended June 30, 2022
	Foreign Currency Translation Adjustment	Unrealized Gains On Interest Rate Swaps	Accumulated Other Comprehensive Loss	Foreign Currency Translation Adjustment	Accumulated Other Comprehensive Income (Loss)
	(In thousands)
Balance at January 1	$(12,262)	$—	$(12,262)	$1,652	$1,652
Other comprehensive income (loss)	625	4,372	4,997	(14,177)	(14,177)
Amounts reclassified to earnings	—	(1,020)	(1,020)	—	—
Current period other comprehensive income (loss)	625	3,352	3,977	(14,177)	(14,177)
Balance at June 30	$(11,637)	$3,352	$(8,285)	$(12,525)	$(12,525)
At June 30, 2023, there was $1.0 million of income tax provision related to unrealized gains on interest rate swaps. At June 30, 2022, there was no income tax benefit or provision on the accumulated other comprehensive loss.
NOTE 6—SEGMENT INFORMATION
The overall concept that the Company employs in determining its operating segments is to present the financial information in a manner consistent with the chief operating decision maker's view of the businesses. In addition, we consider how the businesses are organized as to segment management and the focus of the businesses with regards to the types of services or products offered or the target market.
The following table presents revenue by reportable segment:

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(In thousands)
Revenue
Digital	$211,972	$234,510	$396,769	$450,675
Print	206,771	260,307	413,787	550,285
Intersegment eliminations (a)	(4,745)	(5,293)	(8,976)	(10,965)
Total	$413,998	$489,524	$801,580	$989,995

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)
The following table presents the revenue of the Company's segments disaggregated by type of service:

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(In thousands)
Digital:
Advertising revenue	$132,247	$157,551	$244,064	$294,641
Performance marketing revenue	53,510	47,933	103,565	98,038
Licensing and other revenue	26,215	29,026	49,140	57,996
Total digital revenue	211,972	234,510	396,769	450,675
Print:
Subscription revenue	76,032	107,679	161,669	238,263
Advertising revenue	57,487	71,266	105,337	143,953
Project and other revenue	35,566	42,254	63,675	75,279
Newsstand revenue	27,174	35,596	59,420	66,835
Performance marketing revenue	10,512	3,512	23,686	25,955
Total print revenue	206,771	260,307	413,787	550,285
Intersegment eliminations (a)	(4,745)	(5,293)	(8,976)	(10,965)
Total revenue	$413,998	$489,524	$801,580	$989,995
_____________________
(a) Intersegment eliminations primarily related to Digital performance marketing commissions earned for the placement of magazine subscriptions for Print.
Revenue by geography is based on where the customer is located. Geographic information about revenue and long-lived assets is presented below:

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(In thousands)
Revenue:
United States	$413,998	$489,018	$801,580	$988,742
All other countries	—	506	—	1,253
Total	$413,998	$489,524	$801,580	$989,995

	June 30, 2023	December 31, 2022
	(In thousands)
Long-lived assets (excluding goodwill, intangible assets and ROU assets):
United States	$154,659	$208,744
All other countries	843	1,074
Total	$155,502	$209,818

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)
The following tables present operating income (loss) and Adjusted EBITDA by reportable segment:

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(In thousands)
Operating income (loss):
Digital	$6,059	$11,096	$(11,828)	$9,228
Print	(944)	(20,099)	(6,700)	(58,434)
Other (b)(c)	(22,935)	(18,504)	(110,526)	(34,546)
Total (d)	$(17,820)	$(27,507)	$(129,054)	$(83,752)
_____________________
(b) Other comprises unallocated corporate expenses.
(c) Includes write-off of certain leasehold improvements and furniture and equipment of $4.2 million for the three and six months ended June 30, 2023 and impairment charges of $70.0 million related to unoccupied leased office space for the six months ended June 30, 2023, of which $4.2 million and $29.6 million is included in "Depreciation" in the statement of operations for the three and six months ended June 30, 2023, respectively. See "Note 3—Financial Instruments and Fair Value Measurements" for additional information on the impairment charges.

(d) Includes restructuring charges of $13.7 million and $36.1 million and transaction-related expenses of $1.2 million and $5.2 million in connection with the acquisition of Meredith in the three and six months ended June 30, 2022, respectively. See "Note 2—Restructuring Charges and Transaction-Related Expenses" for additional information.

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(In thousands)
Adjusted EBITDA (d)(e):
Digital	$50,834	$51,316	$75,237	$86,116
Print	$17,410	$6,265	$28,744	$(4,215)
Other (b)(f)	$(14,152)	$(18,414)	$(73,006)	$(34,200)
_____________________
(e) The Company's primary financial measure is Adjusted EBITDA, which is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of (i) amortization of intangible assets and impairments of goodwill and intangible assets, if applicable, and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements.

(f) Includes impairment charges of $44.7 million related to unoccupied leased office space for the six months ended June 30, 2023. See "Note 3—Financial Instruments and Fair Value Measurements" for additional information.

The following tables reconcile operating income (loss) for the Company's reportable segments and net loss to Adjusted EBITDA:

	Three Months Ended June 30, 2023
	Operating Income (Loss) (c)	Stock-Based Compensation Expense	Depreciation	Amortization of Intangibles	Adjusted EBITDA (e)
	(In thousands)
Digital	$6,059	$2,092	$7,332	$35,351	$50,834
Print	(944)	$376	$3,855	$14,123	$17,410
Other (b)	(22,935)	$3,102	$5,681	$—	$(14,152)
Total	(17,820)
Interest expense	(34,042)
Other income, net	4,197
Loss before income taxes	(47,665)
Income tax benefit	11,895
Net loss	$(35,770)

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

	Three Months Ended June 30, 2022
	Operating Income (Loss) (d)	Stock-Based Compensation Expense	Depreciation	Amortization of Intangibles	Adjusted EBITDA(d)(e)
	(In thousands)
Digital	$11,096	$4,879	$8,203	$27,138	$51,316
Print	(20,099)	$204	$4,632	$21,528	$6,265
Other (b)	(18,504)	$27	$63	$—	$(18,414)
Total	(27,507)
Interest expense	(18,490)
Other expense, net	(41,790)
Loss before income taxes	(87,787)
Income tax benefit	22,324
Net loss	$(65,463)

	Six Months Ended June 30, 2023
	Operating Loss (c)	Stock-Based Compensation Expense	Depreciation	Amortization of Intangibles	Adjusted EBITDA(e)(f)
	(In thousands)
Digital	$(11,828)	$3,787	$12,576	$70,702	$75,237
Print	(6,700)	$522	$6,490	$28,432	$28,744
Other (b)	(110,526)	$6,352	$31,168	$—	$(73,006)
Total	(129,054)
Interest expense	(67,185)
Other income, net	5,739
Loss before income taxes	(190,500)
Income tax benefit	47,564
Net loss	$(142,936)

	Six Months Ended June 30, 2022
	Operating Income (Loss) (d)	Stock-Based Compensation Expense	Depreciation	Amortization of Intangibles	Acquisition-related Contingent Consideration Fair Value Adjustments	Adjusted EBITDA (d)(e)
	(In thousands)
Digital	$9,228	$9,075	$15,692	$52,733	$(612)	$86,116
Print	(58,434)	$268	$10,164	$43,787	$—	$(4,215)
Other (b)	(34,546)	$39	$307	$—	$—	$(34,200)
Total	(83,752)
Interest expense	(35,380)
Other expense, net	(77,328)
Loss before income taxes	(196,460)
Income tax benefit	47,848
Net loss	$(148,612)

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)
NOTE 7—PENSION AND POSTRETIREMENT BENEFIT PLANS
The following tables present the components of net periodic benefit (credit) cost for the pension and postretirement benefit plans:

	Three Months Ended June 30, 2023			Six Months Ended June 30, 2023
	Pension		Postretirement	Pension		Postretirement
	Domestic	International	Domestic	Domestic	International	Domestic
	(In thousands)
Service cost	$55	$—	$1	$108	$—	$2
Interest cost	826	4,921	58	1,697	9,698	116
Expected return on plan assets	(633)	(4,916)	—	(1,134)	(9,687)	—
Actuarial gain recognition	(404)	—	—	(164)	—	—
Net periodic benefit (credit) cost	$(156)	$5	$59	$507	$11	$118

	Three Months Ended June 30, 2022			Six Months Ended June 30, 2022
	Pension		Postretirement	Pension		Postretirement
	Domestic	International	Domestic	Domestic	International	Domestic
	(In thousands)
Service cost	$907	$—	$1	$1,889	$—	$3
Interest cost	1,188	3,799	67	1,887	7,074	134
Expected return on plan assets	(598)	(3,792)	—	(2,176)	(8,416)	—
Actuarial (gain) loss recognition	(2,399)	43,564	—	10,133	68,552	—
Net periodic benefit (credit) cost	$(902)	$43,571	$68	$11,733	$67,210	$137
Settlements during the three and six months ended June 30, 2023 triggered remeasurements of the pension plans in the U.S. The actuarial gain of $0.4 million for the three months ended June 30, 2023 primarily relates to investment performance and an increase in the discount rate. The actuarial gain of $0.2 million for the six months ended June 30, 2023 primarily relates to investment performance, partially offset by a loss due to an adjustment in plan demographics.
Settlements during the three and six months ended June 30, 2022 triggered remeasurements of Meredith's funded pension plans in the United Kingdom ("U.K.") and U.S. The U.K. actuarial losses of $43.6 million and $68.6 million for the three and six months ended June 30, 2022, respectively, primarily relate to the decline in the fair value of the U.K. pension plan's assets exceeding the decline in the plan liabilities, in each case due to higher interest rates. The U.S. actuarial gain of $2.4 million for the three months ended June 30, 2022 primarily relates to the revaluation of an annuity contract, partially offset by a loss due to the decline in the fair value of the U.S. pension plan's assets exceeding the decline in the plan liabilities. The U.S. actuarial loss of $10.1 million for the six months ended June 30, 2022 primarily relates to the decline in the fair value of plan assets.
The following table summarizes the weighted average expected return on plan assets used to determine the net periodic benefit costs at June 30, 2023, following the remeasurements, and December 31, 2022, respectively:

	June 30, 2023	December 31, 2022
	Pension
	Domestic	Domestic
Expected return on plan assets	4.31%	2.80%
The components of net periodic benefit (credit) cost, other than the service cost component, are included in "Other income (expense), net" in the statement of operations.

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)
NOTE 8—INCOME TAXES
The Company is included within IAC’s tax group for purposes of federal and consolidated state income tax return filings. In all periods presented, the income tax provision and/or benefit has been computed for the Company on an as if standalone, separate tax return basis and payments to and refunds from IAC for the Company's share of IAC’s consolidated federal and state tax return liabilities/receivables calculated on this basis have been reflected within operating activities in the statement of cash flows. The Company will reimburse IAC for its share of consolidated tax liabilities as if the Company were a standalone, separate return filer subsequent to the date of the acquisition of Meredith. Any differences between taxes currently payable to or receivable from IAC under this agreement and the current tax provision computed on an as if standalone, separate return basis for GAAP are reflected as adjustments to additional paid-in capital and as financing activities within the statement of cash flows.
At the end of each interim period, the Company estimates the annual expected effective income tax rate and applies that rate to its ordinary year-to-date earnings or loss. The income tax provision or benefit related to significant, unusual, or extraordinary items, if applicable, that will be separately reported or reported net of their related tax effects are individually computed and recognized in the interim period in which they occur. In addition, the effect of changes in enacted tax laws or rates, tax status, judgment on the realizability of a beginning-of-the-year deferred tax asset in future years or unrecognized tax benefits is recognized in the interim period in which the change occurs.
The computation of the annual expected effective income tax rate at each interim period requires certain estimates and assumptions including, but not limited to, the expected pre-tax income (or loss) for the year, projections of the proportion of income (and/or loss) earned and taxed in foreign jurisdictions, permanent and temporary differences and the likelihood of the realization of deferred tax assets generated in the current year. The accounting estimates used to compute the provision or benefit for income taxes may change as new events occur, more experience is acquired, additional information is obtained or the Company's tax environment changes. To the extent that the expected annual effective income tax rate changes during a quarter, the effect of the change on prior quarters is included in income tax provision or benefit in the quarter in which the change occurs. Included in the income tax benefit for the three months ended June 30, 2023 was a provision of $0.2 million due to a lower estimated annual effective tax rate from that applied to the first quarter’s ordinary loss from continuing operations.

For the three and six months ended June 30, 2023, the Company recorded an income tax benefit of $11.9 million and $47.6 million, respectively, which represents an effective income tax rate of 25% for both periods, which is higher than the statutory rate of 21% due primarily to state taxes and research credits. For the three and six months ended June 30, 2022, the Company recorded an income tax benefit of $22.3 million and $47.8 million, respectively, which represents an effective income tax rate of 25% and 24%, respectively. For the three months ended June 30, 2022, the effective income tax rate was higher than the statutory rate of 21% due primarily to research credits, benefits related to a change in the annual expected effective income tax rate and state taxes, partially offset by the taxable gain on the sale of a subsidiary. For the six months ended June 30, 2022, the effective income tax rate was higher than the statutory rate of 21% due primarily to research credits and state taxes.
The Company recognizes interest and, if applicable, penalties related to unrecognized tax benefits in the income tax provision. Accruals for interest and penalties are not material.
The Company's income taxes are routinely under audit by federal, state, local and foreign authorities as a result of previously filed separate company and consolidated income tax returns with IAC. These audits include questioning the timing and the amount of income and deductions and the allocation of income and deductions among various tax jurisdictions. On June 27, 2023, the Joint Committee of Taxation completed its review of the federal income tax returns for the years ended December 31, 2013 through 2019, which include the operations of the Company, and approved the audit settlement previously agreed to with the Internal Revenue Service. The statute of limitations for the years 2013 through 2019 expires on December 31, 2023. Returns filed in various other jurisdictions are open to examination for tax years beginning with 2014. Income taxes payable include unrecognized tax benefits considered sufficient to pay assessments that may result from the examination of prior year tax returns. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may not accurately anticipate actual outcomes and, therefore, may require periodic adjustment. Although management currently believes changes in unrecognized tax benefits from period to period and differences between amounts paid, if any, upon resolution of issues raised in audits and amounts previously provided will not have a material impact on the liquidity, results of operations or financial condition of the Company, these matters are subject to inherent uncertainties and management’s view of these matters may change in the future.

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

At June 30, 2023 and December 31, 2022, unrecognized tax benefits, including interest and penalties, are $4.0 million and $3.5 million, respectively. Unrecognized tax benefits, including interest and penalties, at June 30, 2023 increased by $0.5 million due primarily to state audits and research credits, partially offset by settlements. If unrecognized tax benefits at June 30, 2023 are subsequently recognized, $3.8 million, net of related deferred tax assets and interest, would reduce income tax expense. The comparable amount at December 31, 2022 was $3.3 million. The Company believes that it is reasonably possible that its unrecognized tax benefits could decrease by $0.5 million by December 31, 2023 due to expected settlements of which $0.4 million would reduce the income tax provision.
NOTE 9—FINANCIAL STATEMENT DETAILS
Cash and Cash Equivalents and Restricted Cash
The following table provides a reconciliation of cash and cash equivalents and restricted cash reported within the balance sheet to the total amounts shown in the statement of cash flows:

	June 30, 2023	December 31, 2022	June 30, 2022	December 31, 2021
	(In thousands)
Cash and cash equivalents	$259,395	$123,866	$246,931	$233,393
Restricted cash included in other current assets	7,056	—	—	1,227
Restricted cash included in other non-current assets	—	6,641	6,747	—
Total cash and cash equivalents and restricted cash as shown on the statement of cash flows	$266,451	$130,507	$253,678	$234,620
Restricted cash included in "Other current assets" and "Other non-current assets" in the balance sheet primarily consists of cash held in escrow related to the funded pension plan in the U.K.
Credit Losses
The following table presents the changes in the allowance for credit losses for the six months ended June 30, 2023 and 2022, respectively:

	2023	2022
	(In thousands)
Balance at January 1	$6,493	$1,679
Current period provision for credit losses	1,528	3,600
Write-offs charged against the allowance	(2,427)	(776)
Recoveries collected	104	—
Other	—	81
Balance at June 30	$5,698	$4,584
Accumulated Amortization and Depreciation
The following table provides the accumulated amortization and depreciation within the balance sheet:

Asset Category	June 30, 2023	December 31, 2022
	(In thousands)
ROU assets included in other non-current assets	$126,297	$63,256
Leasehold improvements, equipment, capitalized software and buildings	$48,664	$38,565
Intangible assets	$412,393	$313,259

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)
Other income (expense), net

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(In thousands)
Net periodic pension benefit credit (cost), other than the service cost component (a)	$148	$(41,829)	$(526)	$(77,188)
Other	4,049	39	6,265	(140)
Other income (expense), net	$4,197	$(41,790)	$5,739	$(77,328)
_____________________
(a) Includes pre-tax actuarial gains of $0.4 million and $0.2 million for the three and six months ended June 30, 2023, respectively, related to the pension plans in the U.S. and pre-tax actuarial losses of $41.2 million and $78.7 million for the three and six months ended June 30, 2022, respectively, related to the funded pension plans in the U.K. and U.S. See "Note 7—Pension and Postretirement Benefit Plans" for additional information.

NOTE 10—CONTINGENCIES
In the ordinary course of business, the Company is a party to various lawsuits. The Company establishes accruals for specific legal matters when it determines that the likelihood of an unfavorable outcome is probable and the loss is reasonably estimable. Management has also identified certain other legal matters where it believes an unfavorable outcome is not probable and, therefore, no accrual is established. Although management currently believes that resolving claims against the Company, including claims where an unfavorable outcome is reasonably possible, will not have a material impact on the liquidity, results of operations, or financial condition of the Company, these matters are subject to inherent uncertainties and management's view of these matters may change in the future. The Company also evaluates other contingent matters, including uncertain income tax positions and non-income tax contingencies, to assess the likelihood of an unfavorable outcome and estimated extent of potential loss. It is possible that an unfavorable outcome of one or more of these lawsuits or other contingencies could have a material impact on the liquidity, results of operations or financial condition of the Company. See "Note 8—Income Taxes" for information related to uncertain income tax positions.
NOTE 11—RELATED PARTY TRANSACTIONS
The Company recognized revenue of $2.3 million and $4.5 million for the three and six months ended June 30, 2023, respectively, and $1.9 million and $3.5 million for the three and six months ended June 30, 2022, respectively, related to advertising and audience targeted advertising sold to other IAC owned businesses. At June 30, 2023 there were outstanding receivables of $2.4 million related to the revenue earned.
At June 30, 2023, the Company had an outstanding payable of less than $0.1 million due to IAC pursuant to the tax sharing agreement, which is included in "Accrued expenses and other current liabilities" in the balance sheet. At December 31, 2022, there was $25.1 million due to IAC pursuant to the tax sharing agreement, which was subsequently paid to IAC in April 2023.
As permitted by the Credit Agreement, IAC made capital contributions to the Company in June and March 2023, which were subsequently distributed back to IAC in July, June and April 2023. Refer to “Note 4—Long-term Debt” for additional information.

Pursuant to the terms of the Company’s stock-based awards granted under its equity incentive plan, until the common shares of the Company (or its successor(s)) trade on a national securities exchange, shares of IAC common stock are issued to employees in settlement of the exercise of the Company’s vested awards after deduction for required tax withholdings, which are remitted on the employees’ behalf. The Company reimburses IAC in the form of cash and/or Dotdash Meredith common shares at IAC’s election.
NOTE 12—SUBSEQUENT EVENTS
In preparing these financial statements, management evaluated subsequent events through August 8, 2023, on which date the financial statements were available for issue.